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                                                                      EXHIBIT 5

Robert J. Minkus
(312) 258-5584

                                                              February 19, 1997

NIPSCO Industries, Inc.
5265 Hohman Avenue
Hammond, Indiana 46320

                        RE: NIPSCO INDUSTRIES, INC.
                            REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

  We are acting as counsel to NIPSCO Industries, Inc., an Indiana corporation, in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 covering up to 8,000,000 common shares to be issued pursuant to the Agreement and Plan of Merger, dated December 19, 1996, among NIPSCO Industries, Inc., Speedway Acquisition Corp. and IWC Resources Corporation. In that connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion.

  Based upon the foregoing, it is our opinion that the NIPSCO Industries, Inc. common shares, when issued in exchange for common shares of IWC Resources Corporation, as contemplated by and described in the Registration Statement, will be legally issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to the filing of our form of tax opinion as Exhibit
8.2 to the Registration Statement and to the reference to us under the captions "Legal Opinion" and "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement/
Prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          Schiff Hardin & Waite

                                                   /s/ Robert J. Minkus
                                          By: _________________________________
                                                     Robert J. Minkus